Exhibit 99.1

Polypore Reports Third Quarter 2009 Results

•                  Continues sequential improvement in enterprise results.

•                  Generates cash of $23.5 million, increasing liquidity to $207.4 million.

•                  Highlights investment in U.S. lithium battery separator capacity for growing Electric Drive Vehicle (“EDV”) demand.

•                  Outlines path forward for lead-acid battery separator business, including U.S. restructuring and continued growth in Asia.

CHARLOTTE, NC — November 4, 2009 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the third quarter ended October 3, 2009.

•                  Sales were $137.7 million, a decrease of $17.2 million, or 11%, compared with the prior-year period. Excluding the negative impact of the euro to dollar exchange rate, sales decreased 9%.

•                  Adjusted Operating Income was $25.0 million compared with $26.9 million in the prior-year period. A table showing the reconciliation of Adjusted Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $7.4 million and $0.17 per diluted share, compared with $9.0 million and $0.20 per diluted share in the prior-year period.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Robert B. Toth, President and Chief Executive Officer, said, “We are pleased with the continued sequential improvement in our results and the strong cash generation during the quarter. Additionally, we are making substantial progress on key strategic initiatives driving for a leading global position in the lithium battery separator business.  We are proceeding with our investment in lithium battery separator capacity in the U.S. associated with the Department of Energy grant for growth in EDV applications.  In addition, given our initial commercial success with our recently acquired facility in Korea, we are evaluating expansion options targeted at further penetration of the Asian consumer electronics battery makers.”

For the nine month period ended October 3, 2009:

•                  Sales were $364.8 million, down 22% from $464.9 million in the first nine months of 2008. Excluding the negative impact of the euro to dollar exchange rate, sales decreased 17%.

•                  Adjusted Operating Income was $67.0 million compared with $89.1 million in the prior-year period.

•                  Adjusted Net Income and Adjusted EPS were $16.6 million, or $0.37 per diluted share, compared with $31.4 million, or $0.74 per diluted share, in the prior-year period.

Adjusted EBITDA

Adjusted EBITDA was $38.3 million in the third quarter of 2009 compared with $42.1 million in the third quarter of 2008. Adjusted EBITDA for the twelve months ended October 3, 2009 was $148.3 million.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit facility, is defined and reconciled to net income as noted in the attached table.

Energy Storage

In the quarter, sales for the Energy Storage segment were $100.2 million, a decrease of $15.3 million, or 13%, compared with the prior-year period (down 12% net of the negative impact of the euro to dollar exchange rate).  Year-to-date segment sales were $256.2 million, a decrease of $85.2 million, or 25%, compared with year-to-date sales in the prior year (down 22% net of the negative impact of the euro to dollar exchange rate).

•                  Third quarter sales of lead-acid battery separators were $76.9 million, a decrease of $10.0 million, or 12%. Year-to-date sales were $195.0 million, a decrease of $69.6 million, or 26%.  The sales decline was primarily due to the loss of a large customer at the end of 2008, lower purchases by Exide Technologies, the weak economic environment and the negative impact of the euro to dollar exchange rate.

•                  Third quarter lithium battery separator sales were $23.3 million, a decrease of $5.3 million, or 19%.  Year-to-date sales were $61.2 million, a decrease of $15.6 million, or 20%.  The sales decline was primarily due to the weak economic environment.

•                  Third quarter segment operating income was $21.2 million and 21% of sales compared with $21.3 million and 18% of sales for the prior-year period. Year-to-date segment operating income was $44.0 million and 17% of sales compared with $69.7 million and 20% of sales for the same period in the prior year. The year-to-date 2009 operating income margin decline was primarily related to lower revenue partially offset by cost savings.  A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Separations Media

In the quarter, sales for the Separations Media segment were $37.5 million, down $1.9 million, or 5%, compared with the prior-year period (down 1% net of the negative impact of the euro to dollar exchange rate).  Year-to-date segment sales were $108.6 million, a decrease of $14.9 million, or 12%, compared with year-to-date sales in the prior year (down 4% net of the negative impact of the euro to dollar exchange rate).

•                  Growth in healthcare products continues, partially offset by the negative impact of the euro to dollar exchange rate in both the quarter and year-to-date periods.  Third quarter sales were $24.9 million, an increase of $0.5 million, or 2%. Year-to-date sales were $74.7 million, a decrease of $4.4 million, or 6%.

•                  Third quarter sales of filtration and specialty products were $12.6 million, a decrease of $2.4 million, or 16%.  Year-to-date sales were $33.9 million, a decrease of $10.5 million, or 24%.  The sales decline was primarily due to the weak economic environment and the negative impact of the euro to dollar exchange rate.

•                  Third quarter segment operating income was $4.6 million and 12% of sales compared with $5.9 million and 15% of sales for the prior-year period.  Year-to-date segment operating income was $24.5 million and 23% of sales compared with $20.2 million and 16% of sales for the same period in the prior year. The year-to-date improvement in 2009 operating income margin was primarily associated with production efficiencies and decreased energy costs.  A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Liquidity

Cash on hand increased by $23.5 million in the third quarter to $120.2 million, compared with $83.0 million at 2008 fiscal year-end.  At October 3, 2009, the Company had $207.4 million of liquidity consisting of cash on hand and availability under its revolving credit facility, and there are no material debt maturities until 2012.

Lead-Acid Battery Separator Business Update

Business Restructuring

The North American market for lead-acid battery separators has significant excess capacity and a highly consolidated customer base. To that end, the Company is implementing a restructuring plan in the fourth quarter of 2009 to better align lead-acid battery separator capacity with current and projected North American demand. The plan includes idling production capacity and reducing headcount at its manufacturing facility in Owensboro, Kentucky. The current estimated cost of the plan is expected to be in the range of $24.0 million to $31.0 million, including estimated cash charges of $5.0 million to $8.0 million for severance and other costs and an estimated non-cash impairment charge of $19.0 million to $23.0 million for buildings and equipment.  The Company expects to implement the plan and record an estimated restructuring charge of $19.0 million to $24.0 million in the fourth quarter of 2009, with the remainder of the restructuring charge to be recognized as costs are incurred.  The timing, scope and costs of these planned restructuring actions are subject to change as the Company implements the plan and continues to evaluate its business needs and costs.

In addition, the Company expects to complete its evaluation of goodwill for the lead-acid reporting unit in the fourth quarter of 2009 and, if required, will record an impairment charge at that time.

Exide Technologies (“Exide”) Update

As previously disclosed, a supply agreement with Exide expires on December 31, 2009. The Company has engaged in numerous discussions with Exide but does not have a new agreement at this time. However, the Company anticipates maintaining a supply position with Exide, with or without a contractual agreement, although sales and profitability are likely to be less than in the past.  In 2008, Exide represented approximately $86.0 million of the Company’s sales.  The Company estimates that its sales to Exide will be approximately $60.0 million in 2009, which includes approximately $9.0 million of advance purchase orders placed in the second half of 2009 for 2010 usage and demand.

Federal Trade Commission (“FTC”)

In connection with the ongoing FTC litigation related to the Company’s acquisition of Microporous Holding Corporation on February 29, 2008, the Administrative Law Judge hearing the case has agreed to Polypore’s motion to re-open the record to enter additional evidence in support of the Company’s position. As a result, the expected November ruling is likely to be delayed.

Path Forward

Commenting on the lead-acid business, Mr. Toth said, “We continue to manage the North American issues proactively and to the best possible outcome, and we expect to have even more clarity on those items in the coming months.

The Asia-Pacific region is rapidly becoming the largest market for lead-acid battery separators and continues to be the fastest growing region in the world. Sales of our lead-acid battery separators in the region have increased more than 20% this year, and nearly doubled since 2005. This growth has been driven by the increasing penetration of automobile ownership, growth in industrial and manufacturing sectors, export incentives, and an ongoing conversion to the polyethylene-based membrane separators we produce. We expect this growth to continue, and we will continue to allocate assets and resources in order to capitalize on it.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s third quarter financial results and business outlook on Thursday, November 5, 2009 at 9:00 AM Eastern time.  A replay of the conference call will be available through November 19, 2009, via telephone at (303) 590-3030. Enter code 4167916. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s web site at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s web site.

Investor Contact:  Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in Polypore’s credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs and other non-cash or non-recurring charges.  In addition, Adjusted EBITDA includes the pro forma impact of acquisitions as if the acquisitions occurred on the first day of the period presented. Polypore defines Adjusted Net Income as income from continuing operations excluding certain items.  Polypore defines Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  For more information regarding the computation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Net Income to income from continuing operations and Adjusted EPS to earnings per share, please see the attached financial tables.

Polypore presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance.  Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.  Polypore’s management also uses Adjusted EBITDA to review and assess its operating performance in connection with employee incentive programs and the preparation of its annual budget and financial projections.  Adjusted Operating Income, Adjusted Net Income and Adjusted EPS exclude amounts that we do not consider part of our ongoing operating results when assessing performance of the Company.  We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, Polypore’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facility; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from past restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; natural disasters, epidemics, terrorist acts and other events beyond our control; and economic uncertainty and the current crisis in global credit and financial markets. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Net sales	$137.7	$154.9	$364.8	$464.9
Cost of goods sold	89.8	108.1	226.9	303.9
Business interruption insurance recovery	—	—	—	(2.4)
Gross profit	47.9	46.8	137.9	163.4
Selling, general and administrative expenses	24.1	26.2	74.4	81.3
Business restructuring	0.2	—	0.8	—
Operating income	23.6	20.6	62.7	82.1
Other (income) expense:
Interest expense, net	14.2	14.6	43.0	46.6
Foreign currency and other	0.7	(0.6)	1.4	(1.2)
	14.9	14.0	44.4	45.4
Income from continuing operations before income taxes	8.7	6.6	18.3	36.7
Income taxes	2.2	1.5	4.6	9.9
Income from continuing operations	6.5	5.1	13.7	26.8
Income from discontinued operations, net of income taxes	—	—	—	2.4
Net income	$6.5	$5.1	$13.7	$29.2

Net income per share - basic:
Continuing operations	$0.15	$0.11	$0.31	$0.63
Discontinued operations	—	—	—	0.06
Net income	$0.15	$0.11	$0.31	$0.69

Net income per share - diluted:
Continuing operations	$0.14	$0.11	$0.31	$0.63
Discontinued operations	—	—	—	0.06
Net income	$0.14	$0.11	$0.31	$0.69

Weighted average shares outstanding - basic	44,385,858	44,342,597	44,380,047	42,204,732
Weighted average shares outstanding - diluted	44,738,687	44,601,946	44,633,498	42,455,095

Polypore International, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	October 3, 2009	January 3, 2009 (a)
	(unaudited)
Assets:
Cash and equivalents	$120.2	$83.0
Acccounts receivable, net	101.9	100.4
Inventories	77.3	70.4
Other	14.2	21.8
Current assets	313.6	275.6

Property, plant and equipment, net	411.9	416.8
Goodwill	600.8	601.6
Intangibles and loan acquisition costs, net	171.1	184.9
Other	19.1	20.0

Total assets	$1,516.5	$1,498.9

Liabilities and equity:
Accounts payable and accrued liabilities	$85.0	$82.6
Current portion of debt and capital lease obligation	3.7	5.3
Fair value of interest rate swap agreements	1.6	5.4
Current liabilities	$90.3	$93.3

Debt and capital lease obligations, less current portion	805.1	798.0
Other	208.4	211.8

Shareholders’ equity	408.7	392.9
Noncontrolling interest	4.0	2.9
Total equity	412.7	395.8

Total liabilities and equity	$1,516.5	$1,498.9

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in millions)

	Nine Months Ended
	October 3, 2009	September 27, 2008
Operating activities:
Net income	$13.7	$29.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	40.5	43.6
Deferred income taxes	(3.7)	(0.1)
Business restructuring	0.8	—
Gain on sale of synthetic paper business	—	(3.8)
Other adjustments impacting net cash provided by operating activities	2.0	(0.1)
Changes in operating assets and liabilities	(5.1)	11.3
Net cash provided by operating activities	48.2	80.1
Investing activities:
Purchases of property, plant and equipment	(10.7)	(40.0)
Proceeds from sale of property, plant and equipment		—
Acquisition of business, net of cash acquired	—	(86.1)
Proceeds from sale of synthetic paper business	—	4.0
Net cash used in investing activities	(10.7)	(122.1)
Financing activities:
Principal payments on debt and capital lease	(6.2)	(18.6)
Proceeds from revolving credit facility	—	46.0
Payments on revolving credit facility	—	(46.0)
Proceeds from issuance of common stock, net of underwriting fees and other offering related costs	0.1	86.5
Net cash provided by (used in) financing activities	(6.1)	67.9
Effect of exchange rate changes on cash and cash equivalents	5.8	(0.7)
Net increase in cash and cash equivalents	37.2	25.2
Cash and cash equivalents at beginning of period	83.0	54.9
Cash and cash equivalents at end of the period	$120.2	$80.1

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Net income (loss)	$6.5	$5.1	$(30.3)	$43.2
Add:
Depreciation	8.9	9.6	34.8	35.9
Amortization	4.2	4.7	17.2	18.1
Interest expense, net	14.2	14.6	57.1	63.5
Income taxes	2.3	1.5	1.2	10.7
EBITDA	36.1	35.5	80.0	171.4
Foreign currency (gain) loss	0.1	(0.5)	(0.5)	0.1
Loss/(Gain) on disposal of property, plant and equipment	(0.1)	0.4	0.9	1.0
Stock compensation	0.8	0.3	2.0	1.1
Business restructuring	0.2	—	60.7	(1.2)
Income from discontinued operations, net of income taxes	—	—	—	(2.4)
Pro forma adjustment for Microporous and Yuri-Wide acquisitions*	—	—	—	1.8
Costs related to the strike at our Owensboro, KY facility	—	6.0	0.8	6.0
Costs related to the FTC litigation	1.2	0.3	4.2	0.3
Other non-cash or non-recurring charges	—	0.1	0.2	1.2
Adjusted EBITDA	$38.3	$42.1	$148.3	$179.3

* The twelve months ended September 27, 2008 include pro forma adjustments for the Microporous Holding Corporation and Yuri-Wide Corporation acquisitions.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Income from continuing operations	$6.5	$5.1	$13.7	$26.8
Add:
Inventory purchase accounting adjustment	—	—	—	0.7
Business restructuring	0.2	—	0.8	—
Costs related to the FTC litigation	1.2	0.3	3.5	0.3
Costs related to the strike at our Owensboro, KY facility	—	6.0	—	6.0
Impact of above items on provision for income taxes	(0.5)	(2.4)	(1.4)	(2.6)
Non-cash tax impact of repatriating funds for acquisition	—	—	—	0.2
Adjusted net income	$7.4	$9.0	$16.6	$31.4

Income from continuing operations per share - diluted	$0.14	$0.11	$0.31	$0.63
Impact of adjustments on income from continuing operations per share - diluted	0.03	0.09	0.06	0.11
Adjusted earnings per share	$0.17	$0.20	$0.37	$0.74

Weighted average shares outstanding - diluted	44,738,687	44,601,946	44,633,498	42,455,095

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Operating Income

(unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Operating income	$23.6	$20.6	$62.7	$82.1
Add:
Inventory purchase accounting adjustment	—	—	—	0.7
Business restructuring	0.2	—	0.8	—
Costs related to the FTC litigation	1.2	0.3	3.5	0.3
Costs related to the strike at our Owensboro, KY facility	—	6.0	—	6.0
Adjusted operating income	$25.0	$26.9	$67.0	$89.1

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income from Continuing Operations Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Operating income:
Energy Storage	$21.2	$21.3	$44.0	$69.7
Separations Media	4.6	5.9	24.5	20.2
Corporate	(0.8)	(0.3)	(1.5)	(0.8)
Total segment operating income	25.0	26.9	67.0	89.1
Inventory purchase accounting adjustment	—	—	—	0.7
Business restructuring	0.2	—	0.8	—
Costs related to the FTC litigation	1.2	0.3	3.5	0.3
Costs related to the strike at our Owensboro, KY facility	—	6.0	—	6.0
Total operating income	23.6	20.6	62.7	82.1
Reconciling items:
Interest expense	14.2	14.6	43.0	46.6
Foreign currency and other	0.7	(0.6)	1.4	(1.2)
Income from continuing operations before income taxes	$8.7	$6.6	$18.3	$36.7